Exhibit 10.12

March 28, 2000

Mr. Dennert O. Ware

9042 Diamond Pointe Dr.

Indianapolis, IN 46236

Dear Denny:

On behalf of KCI, its shareholders and Board of Directors, I am pleased to offer you employment as the President and Chief Executive Officer of KCI. The exact terms and conditions of the offer are described in the attached Summary of Terms and Conditions.

We believe KCI represents a very exciting opportunity and the Board has designed an overall compensation and incentive package that will provide extraordinary wealth creation for delivering superior results (see attached KCI CEO Option Template). The Company's positions in its disease states and care settings, domestically and internationally, are very solid. The base business outside of the V.A.C. continues to grow at solid single digits, and the V.A.C. leverages the base growth.

Beyond the assets of the business today, we believe this is a very interesting time to build a substantial and profitable healthcare business. KCI needs a CEO who will assert himself as the leader of the organization. We believe you are that person.

Your opportunity will include managing the base business as well as developing and executing the business plan to accelerate KCI's revenue, profit and share value growth. The shareholders are seeking a leader, not a caretaker. The task at hand will be diverse-managing the base business and customers, defining the Company's future strategic direction and, perhaps, completing major acquisitions or starting new business lines.

On behalf of all shareholders and Board members, we sincerely hope that you will accept this opportunity and that you and your wife share our enthusiasm about KCI's prospects and San Antonio as a home. Please feel free to call me or any of the shareholders. We are all available for any questions or comments you may have.

Sincerely,

KCI ACCEPTED & ACKNOWLEDGED

______________________ _____________________________

Raymond R. Hannigan Dennert O. Ware

President and CEO

Enclosures

Summary of Key Terms and Conditions

Position Title: President and Chief Executive Officer

Reporting to: KCI's Board of Directors

Starting Salary: $37,500 per month

Annual Bonus: Target bonus equals 50% of salary (assuming achievement of annual budget prepared by management and approved by the Board) with 50% of first year bonus guaranteed.

Incentive Compensation: Incentive stock options will be provided as follows:

3.5 million stock options which are time vested (25% day one, and 25% on each of the first three anniversaries of your employment), and

2.0 million stock options which are performance vested (vesting occurs upon value creation exceeding $9.00 per share).

This represents more than 6% fully diluted ownership given the current shares and current options outstanding. Other terms of the options plan will be consistent with the current plan.

Benefits: Participation in KCI's standard benefits programs upon meeting eligibility and enrollment requirements.

Additional Management

Options Pool: To support the retention and possible recruitment of key executives on your team, we are prepared to offer an additional 1.75 million time vested options and 2.0 performance vested options to current and new employees. For existing employees, participation would be a combination of new options and/or in lieu of current options.

Exercise Price: The business will be valued at $2.53 per share. This valuation represents 6.4 times the 2000 EBITDA budget which the Company is on track to achieve. It also represents 7.5 times 1999's actual results.

Special Bonus Pool: KCI would like to discuss an alternate form of the option plan which would include a sizeable special bonus pool. This alternate plan may be strategically more attractive to you and the Company and can be discussed in more detail at a later time.

Employment Status: Regular full-time

Relocation Expenses: All reasonable relocation expenses will be paid by the Company, including temporary lodging up to 90 days.

Assigned Department

And Work Location: Executive Administration

8023 Vantage Drive, San Antonio, TX 78230

Start Date: April 17, 2000

Vacation: Four weeks paid vacation in accordance with KCI's current practices.

Severance: In the event of separation of your employment for any reason other than malfeasance or acts of moral turpitude, you will be entitled to one-year salary.

Confidentiality: This offer is confidential and is null and void if publicly disclosed outside of your family and close advisors. They are to be bound by this confidentiality as well.

Duration: This offer of employment will remain outstanding until 3:00 PM CST on Monday, April 3, 2000. In the event we have not received your written acceptance on the attached cover letter, the offer is withdrawn.

Conditions: The employment offer is subject to the above confidentiality and satisfactory completion of pre-employment screening including INS requirements and substance abuse testing. Employment with KCI and its subsidiaries is at will and may be terminated by either party at any time with or without cause.